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                                                                   EXHIBIT 10.32

                RETENTION BONUS AND SEVERANCE BENEFITS AGREEMENT

        This Retention Bonus Agreement (this "Agreement") by and between [__________] ("Executive"), Leap Wireless International, Inc., a Delaware corporation ("Leap") and Cricket Communications, Inc., a Delaware corporation ("Cricket") (individually, a "Party" and collectively, the "Parties") is made and entered into as of February 14, 2003 (the "Effective Date") and amends and replaces in its entirety that certain Retention Bonus Agreement between Executive and Cricket dated February 4, 2003. Leap and Cricket are hereinafter collectively referred to as the "Companies."

        WHEREAS, Leap and Executive previously entered into a Change in Control Agreement, dated [__________], 2001 (the "Change in Control Agreement");

        WHEREAS, Executive was previously employed by Leap;

        WHEREAS, Cricket is an indirect, wholly-owned subsidiary of Leap;

        WHEREAS, Executive's employment has been transferred to Cricket and Executive is presently employed by Cricket;

        WHEREAS, Executive occupies a key position with Cricket, and Cricket desires to provide Executive with certain severance benefits and a retention bonus as an incentive for Executive to remain in the employment of Cricket;

        WHEREAS, Cricket further desires to provide Executive with certain severance benefits as additional incentives to remain in the employ of Cricket in the event Cricket files a petition for proceeding under chapter 7 or 11 of Title 11 of the United States Bankruptcy Code (the "Petition") during the Term of the Agreement (as defined below) and Section 3 of this Agreement is approved by the United States Bankruptcy Court in which the Petition is filed (the "Bankruptcy Court"); and

        WHEREAS, the Parties desire to terminate the Change in Control Agreement in the event the Petition is filed during the Term of the Agreement and Section 3 of this Agreement is approved by the Bankruptcy Court.

        NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged by each Party hereto, the Parties hereby agree as follows:

        1. TERM OF AGREEMENT. This Agreement shall commence on the Effective Date and shall continue in effect through December 31, 2004 (the "Term of the Agreement").

        2. LUMP-SUM RETENTION BONUS. Executive acknowledges that prior to the Effective Date but pursuant to this agreement, Cricket has paid Executive a retention bonus in cash in the amount of $[_____] less applicable tax withholdings and all other required and authorized deductions and withholdings (the "Retention Bonus"). Executive further agrees that, in the event Executive voluntarily terminates employment with Cricket on or before the earlier of: (i) the date Cricket files the Petition, or (ii) ninety (90) days from the Effective Date, Executive shall forfeit Executive's right to the Retention Bonus under this Section 2 and shall be obligated to repay to Cricket such Retention Bonus (the "Repayment Obligation"); provided, further, that Executive shall be entitled to offset the amounts owed under the Repayment Obligation by any amounts payable to Executive by the Companies in respect of accrued, unpaid vacation benefits as of the date of such voluntary termination of employment.

        3. SEVERANCE BENEFITS.

        a. Severance Benefits. In the event that, during the period commencing on the Section 3 Effective Date (as set forth in Section 3(i)) and during the remaining Term of the Agreement, Executive's employment is terminated by Cricket other than for Cause (as defined below), or by Executive for Good Reason (as defined below), Executive shall be entitled to the following:

                (i) Cricket shall pay Executive a lump sum payment in cash (the "Severance Payment") equal to: (A) seventy-five percent (75%) of the sum of (I) Executive's annual base salary as in effect as of the Date of Termination (as defined below), and (II) Executive's targeted annual bonus for the fiscal year in which the Date of Termination occurs, less
        (B) the sum of (I) the actual amount, if any, paid to Executive post-Petition by the Companies in respect of accrued, unused vacation benefits and (II) the aggregate amount of vacation benefits actually paid to Executive for post-Petition periods during which Executive was on paid vacation.

                (ii) To the extent Executive elects continuation health care coverage for Executive and his eligible dependents under Section 4980B(f) of the Internal Revenue Code of 1986, as amended from time to time (the "Code") and Sections 601-608 of the Employee Retirement Income Security Act of 1974, as amended ("COBRA Coverage"), Executive shall not be required to pay premiums for such COBRA Coverage for the nine month period commencing on the Date of Termination (or, if earlier, until Executive is eligible for comparable coverage with a subsequent employer).

                b. Cause. For purposes of this Section 3, "Cause" shall mean termination of Executive's employment by Cricket: (i) upon Executive's willful and continued failure substantially to perform Executive's duties with Cricket (other than any such failure resulting from Executive's incapacity due to physical or mental illness or any such actual or anticipated failure after Executive's issuance of a Notice of Termination (as defined below) for Good Reason), after a written demand for substantial performance is delivered to Executive by the Board of Directors of Cricket (the "Cricket Board"), which demand specifically identifies the manner in which the Cricket Board believes that Executive has not substantially performed such duties, (ii) upon Executive's willful and continued failure substantially to follow and comply with the specific and lawful directives of the Cricket Board, as reasonably determined by the Cricket Board (other than any such failure resulting from Executive's incapacity due to physical or mental illness or any such actual or anticipated failure after Executive's issuance of a Notice of Termination for Good Reason), after a written demand for substantial performance is delivered to Executive by the Cricket Board, which demand specifically identifies the manner in which the Cricket Board believes that Executive has not substantially performed such directives, (iii) upon Executive's willful commission of an act of fraud or dishonesty resulting in material and demonstrable damage to Cricket, or (iv) upon Executive's willful engagement in illegal conduct or gross misconduct that is materially and demonstrably damaging to Cricket. For purposes of this Section 3(b), no act, or failure to act, on Executive's part shall be deemed "willful" unless done, or omitted to be done, by Executive not in good faith. Notwithstanding the foregoing, Executive's employment shall not be deemed terminated for "Cause" pursuant to this Section 3(b) unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds (2/3) of the entire membership of the Cricket Board at a meeting of the Cricket Board (after reasonable notice to Executive, an opportunity for Executive, together with Executive's counsel, to be heard before the Cricket Board and a reasonable opportunity to cure (provided such conduct is capable of being cured)), finding that, in the Cricket Board's good faith opinion, Executive has committed the conduct set forth above in this Section 3(b) and specifying the particulars thereof in reasonable detail.

                c. Good Reason. For purposes of this Section 3, "Good Reason" shall mean, without Executive's express written consent, the occurrence of any of the following circumstances unless such circumstances are cured (provided such circumstances are capable of being cured) prior to the Date of Termination specified in the Notice of Termination given in respect thereof: (i) the assignment to Executive of any duties inconsistent with Executive's position, a significant adverse alteration in the nature or status of Executive's responsibilities or the conditions of Executive's employment, or any other action that results in a material diminution in Executive's position, authority, title, duties or responsibilities; (ii) reduction of Executive's annual base salary as in effect on the Effective Date or as the same may be increased from time to time thereafter; (iii) the relocation of Cricket's offices at which Executive is principally employed to a location more than thirty (30) miles from such location; (iv) Cricket's failure to pay Executive any portion of Executive's current compensation; (v) Cricket's failure to continue in effect any material compensation or benefit plan in which Executive participates, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or Cricket's failure to continue Executive's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of Executive's participation relative to other participants; (vi) Cricket's failure to continue to provide Executive with benefits substantially similar in the aggregate to those enjoyed by Executive under any of Cricket's life insurance, medical, health and accident, disability, pension, retirement, or other benefit plans in which Executive or Executive's eligible family members were participating immediately prior thereto, or the taking of any action by Cricket which would directly or indirectly materially reduce any of such benefits; (vii) Cricket's failure to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement; or (viii) the continuation or repetition, after written notice of objection from Executive, of harassing or denigrating treatment of Executive by Cricket inconsistent with Executive's position with Cricket. Executive's right to terminate employment with Cricket pursuant to this Section 3(c) shall not be affected by Executive's incapacity due to physical or mental illness. Executive's continued employment with Cricket shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

                d. Notice of Termination. Any purported termination of Executive's employment by Cricket for Cause or by Executive for Good Reason shall be communicated by Notice of Termination to the other party hereto in accordance with Section 5. "Notice of Termination" shall mean a written notice that shall indicate the specific termination provision in this Section 3 relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination of employment under the provision so indicated.

                e. Date of Termination. For purposes of this Section 3, "Date of Termination" shall mean the date specified in the Notice of Termination (which, in the case of a termination by Cricket for Cause shall not be less than thirty (30) days after the date such Notice of Termination is given, and in the case of a termination by Executive for Good Reason shall not be less than fifteen (15) nor more than sixty (60) days after the date such Notice of Termination is given).

                f. Gross-Up Payments. In the event that it shall be determined under this Section 3(f) that any payment or benefit to Executive or for Executive's benefit or on Executive's behalf (whether paid or payable or distributed or distributable) pursuant to the terms of this Agreement or any other agreement, arrangement or plan with Cricket, or any of its direct or indirect, wholly-owned subsidiaries, or any Affiliate (as defined below) (including, without limitation, any payment under Section 3 of this Agreement) (individually, a "Payment" and collectively, the "Payments") would be subject to the excise tax imposed by section 4999 of the Code (the "Excise Tax"), then Executive shall be entitled to receive from Cricket one or more additional payments (individually, a "Gross-Up Payment" and collectively, the "Gross-Up Payments") in an aggregate amount such that the net amount of the Payments and the Gross-Up Payments retained by Executive after the payment of all Excise Taxes (and any interest or penalties imposed with respect to such Excise Taxes) on the Payments and all federal, state and local income tax, employment tax and Excise Taxes (including any interest or penalties imposed with respect to such taxes) on the Gross-Up Payments provided for in this Section 3(f), and taking into account any lost or reduced tax deductions on account of the Gross-Up Payments, shall be equal to the Payments. For purposes of this Section 3(f), an "Affiliate" shall mean any successor to all or substantially all of the business and/or assets of Cricket, any person acquiring ownership or effective control of Cricket or ownership of a substantial portion of the assets of Cricket, or any person whose relationship to Cricket is such as to require attribution under Section 318(a) of the Code.

                        (i) All determinations required to be made under this
                Section 3(f), including whether and when any Gross-Up Payment is required and the amount of such Gross-Up Payment, and the assumptions to be utilized in arriving at such determinations shall be made by the Accountants (as defined below) which shall provide Executive and Cricket with detailed supporting calculations with respect to such Gross-Up Payment within fifteen (15) business days of the receipt of notice from Executive or Cricket that Executive has received or will receive a Payment. For the purposes of this
                Section 3(f), the "Accountants" shall mean Cricket's independent certified public accountants. All fees and expenses of the Accountants shall be borne solely by Cricket.

                        (ii) For the purposes of determining whether any of the
                Payments will be subject to the Excise Tax and the amount of such Excise Tax, such Payments will be treated as "parachute payments" within the meaning of section 280G of the Code, and all "parachute payments" in excess of the "base amount" (as defined under section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Accountants, such Payments (in whole or in part) either do not constitute "parachute payments" or represent reasonable compensation for services actually rendered (within the meaning of section 280G(b)(4) of the Code) in excess of the "base amount," or such "parachute payments" are otherwise not subject to such Excise Tax.

                        (iii) For purposes of determining the amount of the
                Gross-Up Payment, Executive shall be deemed to pay Federal income taxes at the highest applicable marginal rate of Federal income taxation for the calendar year in which the Gross-Up Payment is to be made and to pay any applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in Federal income taxes which could be obtained from the deduction of such state or local taxes if paid in such year (determined without regard to limitations on deductions based upon the amount of Executive's adjusted gross income); and to have otherwise allowable deductions for Federal, state and local income tax purposes at least equal to those disallowed because of the inclusion of the Gross-Up Payment in Executive's adjusted gross income. To the extent practicable, any Gross-Up Payment with respect to any Payment shall be paid by Cricket at the time Executive is entitled to receive the Payment and in no event will any Gross-Up Payment be paid later than five days after the receipt by Executive of the Accountant's determination.

                        (iv) Any determination by the Accountants shall be
                binding upon Cricket and Executive. As a result of uncertainty in the application of section 4999 of the Code at the time of the initial determination by the Accountants hereunder, it is possible that the Gross-Up Payment made will have been an amount less than Cricket should have paid pursuant to this Section 3(f) (the "Underpayment"). In the event that Cricket exhausts its remedies pursuant to Section 3(f)(vi) and Executive is required to make a payment of any Excise Tax, the Underpayment shall be promptly paid by Cricket to or for Executive's benefit; and

                        (v) Executive shall notify Cricket in writing of any
                claim by the Internal Revenue Service that, if successful, would require the payment by Cricket of the Gross-Up Payment. Such notification shall be given as soon as practicable after Executive is informed in writing of such claim and shall apprise Cricket of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to Cricket (or such shorter period ending on the date that any payment of taxes, interest and/or penalties with respect to such claim is due). If Cricket notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall: (A) give Cricket any information reasonably requested by Cricket relating to such claim; (B) take such action in connection with contesting such claim as Cricket shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Cricket; (C) cooperate with Cricket in good faith in order to effectively contest such claim; and (D) permit Cricket to participate in any proceedings relating to such claims; provided, however, that Cricket shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify Executive for and hold Executive harmless from, on an after-tax basis, any Excise Tax or income or other taxes (including interest and penalties with respect thereto) imposed as a result of such representation and payment of all related costs and expenses.

                        (vi) Without limiting the foregoing provisions of this
                Section 3(f), Cricket shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Cricket shall determine; provided, however, that if Cricket directs Executive to pay such claim and sue for a refund, Cricket shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify Executive for and hold Executive harmless from, on an after-tax basis, any Excise Tax or income or other taxes (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance (including as a result of any forgiveness by Cricket of such advance); provided, further, that any extension of the statute of limitations relating to the payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Cricket's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                        (vii) In any situation where under applicable law
                Cricket has the power to indemnify (or advance expenses to) Executive in respect of any judgments, fines, settlements, loss, cost or expense (including attorneys' fees) of any nature related to or arising out of Executive's activities as an agent, employee, officer or director of Cricket or in any other capacity on behalf of or at the request of Cricket, Cricket shall promptly on written request, indemnify (and advance expenses to) Executive to the fullest extent permitted by applicable law, including but not limited to making such findings and determinations and taking any and all such actions as Cricket may, under applicable law, be permitted to have the discretion to take so as to effectuate such indemnification or advancement. Such agreement by Cricket shall not be deemed to impair any other obligation of Cricket respecting Executive's indemnification otherwise arising out of this or any other agreement or promise of Cricket or under any statute.

                g. General Release. In consideration of, and as a condition to receiving, the benefits to be provided to Executive under this Section 3, Executive shall execute and deliver to the Companies the "General Release" set forth on Exhibit A hereto on or after the Date of Termination and not later than twenty-one (21) days after the Date of Termination (or, in the event that the termination of Executive's employment with Cricket is in connection with an exit incentive or other employment termination program offered to a group or class of employees, not later than forty-five (45) days after the Date of Termination (or, if later, the date Executive is provided with the information required in accordance with Section 3(f) of the General Release)). In the event that Executive fails to execute and deliver to the Companies the General Release in accordance with this Section 3(g), or Executive revokes the General Release in accordance with the terms thereof, Executive shall not receive the benefits set forth in this Section 3.

                h. Termination of Change in Control Agreement. In consideration of, and as a condition to receiving, the benefits to be provided to Executive under this Section 3, the Change in Control Agreement is hereby terminated effective as of the Section 3 Effective Date (as set forth in Section 3(i) below). From and after the Section 3 Effective Date, Executive waives any and all rights, claims, benefits and awards under the Change in Control Agreement and releases Leap from any liability or obligation for any and all rights, claims, benefits or awards due Executive hereunder.

                i. Petition. This Section 3 shall be subject to and shall only be effective upon the occurrence of the following conditions: (i) the filing of the Petition by Cricket during the Term of the Agreement, and
        (ii) the approval of this Section 3 by the Bankruptcy Court. The date on which the Bankruptcy Court approves this Section 3 is the "Section 3 Effective Date." In the event that the Petition is not filed by Cricket at any time during the Term of the Agreement, or this Section 3 is not approved by the Bankruptcy Court, this Section 3 shall be null and void in its entirety and of no further force or effect and the Change in Control Agreement shall remain in full force and effect.

                j. Timing of Payments. The payments provided for in this Section 3 shall be made not later than the tenth day following the date on which the General Release by Executive becomes irrevocable.



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        4. SUCCESSORS; BINDING AGREEMENT. This Agreement shall inure to the benefit of and shall be binding upon the Companies and their respective successors and assigns, including any purchaser of all or substantially all of their respective assets, and shall be binding upon Executive's assigns, executors, administrators, beneficiaries, or their legal representatives.

        5. NOTICE. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the last known mailing address of the respective Party, provided that all notices to Cricket shall be directed to the attention of the Cricket Board with a copy to the Secretary of Cricket, and all notices to Leap shall be directed to the attention of the Board of Directors of Leap with a copy to the Secretary of Leap, or to such other address as any Party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

        6. NON-COMPETE, CONFIDENTIALITY AND NON-SOLICITATION COVENANTS. In consideration of the benefits to be provided to Executive under Sections 2 and 3 of this Agreement, and in order to protect the goodwill of Cricket, Executive hereby agrees to the following covenants.

                a. Non-Compete. For a period of nine (9) months commencing on the Date of Termination, Executive shall not, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, consultant or otherwise with, any profit or nonprofit business or organization which, directly or indirectly competes with, or in any way interferes with, the business of Cricket or any of its respective affiliates in any region in which Cricket is then operating or has firm plans to operate.

                b. Confidentiality. For the period of three years commencing on the Date of Termination, Executive shall not, directly or indirectly, disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information (as defined below). Executive agrees that, upon termination of Executive's employment with Cricket, all Confidential Information in Executive's possession that is in writing or other tangible form (together with all copies or duplicates thereof, including computer files) shall be returned to Cricket and shall not be retained by Executive or furnished to any third party, in any form except as provided herein; provided, however, that Executive shall not be obligated to treat as confidential, or return to Cricket copies of any Confidential Information that (i) was publicly known at the time of disclosure to Executive, (ii) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to Cricket by any person or entity, or (iii) is lawfully disclosed to Executive by a third party. As used in this Agreement, the term "Confidential Information" means: information disclosed to Executive or known by Executive as a consequence of or through Executive's relationship with Cricket, about the customers, employees, business methods, technical operations, public relations methods, organization, procedures or finances, including, without limitation, information of or relating to customer lists, of Cricket and its affiliates.



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

                c. Non-Solicitation. For the period commencing on the Date of Termination and terminating on the third anniversary thereof, Executive shall not, either on Executive's own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venture, owner or shareholder or otherwise on behalf of any other person, firm or corporation, directly or indirectly solicit or attempt to solicit away from Cricket, or any of its affiliates, any of its officers or employees or offer employment to any person who, on or during the six (6) months immediately preceding the date of such solicitation or offer, is or was an officer or employee of Cricket, or any of its affiliates; provided, however, that a general advertisement to which an employee of Cricket, or any of its affiliates, responds shall in no event be deemed to result in a breach of this Section 6(c).

                d. Breach of Covenants. In the event that Executive breaches any of the provisions of this Section 6, or threatens to do so, in addition to and without limiting or waiving any other remedies available to Cricket in law or in equity, Cricket shall be entitled to immediate injunctive relief in any court having the capacity to grant such relief, to restrain such breach or threatened breach and to enforce this Section
        6. Executive acknowledges that it is impossible to measure in money the damages that Cricket will sustain in the event that Executive breaches or threatens to breach this Section 6 and, in the event that Cricket institutes any action or proceeding to enforce this Section 6 seeking injunctive relief, Executive hereby waives and agrees not to assert or use as a defense a claim or defense that Cricket has an adequate remedy at law. Also, in addition to any other remedies available to Cricket in law or in equity, in the event that Executive breaches the provisions of this Section 6 in any material respect, Executive shall forfeit Executive's right to further benefits under Sections 2 and 3 and Executive shall be obligated to repay to Cricket the benefits that Executive has received under Sections 2 and 3. If a court or arbitrator shall hold that the duration, scope or area restriction or other provision of this Section 6 is unreasonable under the circumstances now or then existing, the Parties hereto agree that the maximum duration, scope or area restriction reasonable under the circumstances shall be substituted for the stated duration, scope or area restriction.

        7. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer of Cricket and Leap as may be specifically designated thereby. No waiver by any Party hereto at any time of any breach by any other Party hereto of or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any Party which are not expressly set forth in this Agreement. Executive acknowledges that Executive has consulted with counsel (or has had a reasonable opportunity to consult with counsel) and is fully aware of Executive's rights and obligations under this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to its conflicts of law principles. All references to sections of any federal, state or local law shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The Section headings contained in this Agreement are for convenience only, and shall not affect the interpretation of this Agreement.

        8. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

        9. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

        10. ARBITRATION; DISPUTE RESOLUTION, ETC.

                a. Arbitration Procedure. Any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the interpretation of this Agreement or any arrangements relating to this Agreement or contemplated in this Agreement or the breach, termination or invalidity thereof shall be settled by final and binding arbitration administered by the American Arbitration Association ("AAA") in San Diego, California in accordance with its then existing National Rules for the Resolution of Employment Disputes. In the event of such an arbitration proceeding, the Parties shall select a mutually acceptable neutral arbitrator from among the AAA panel of arbitrators. In the event the Parties cannot agree on an arbitrator, the Administrator of AAA will appoint an arbitrator. Neither the Parties nor the arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all Parties. Except as provided herein, the Federal Arbitration Act shall govern the interpretation, enforcement and all proceedings. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state of California, or federal law, or both, as applicable and the arbitrator is without jurisdiction to apply any different substantive law. The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator shall render an award and a written, reasoned opinion in support thereof. Judgment upon the award may be entered in any court having jurisdiction thereof. Cricket shall pay all fees and expenses of the Arbitrator regardless of the result and shall provide all witnesses and evidence reasonably required by Executive to present Executive's case. Cricket shall pay to Executive all reasonable arbitration expenses and legal fees incurred by Executive as a result of a termination of Executive's employment in seeking to obtain or enforce any right or benefit provided by this Agreement (whether or not Executive is successful in obtaining or enforcing such right or benefit). Such payments shall be made within five (5) days after Executive's request for payment accompanied with such evidence of fees and expenses incurred as Cricket reasonably may require.

                b. Legal Fees. Cricket shall pay to Executive all legal fees and expenses incurred by Executive in connection with any Dispute arising out of or relating to this Agreement or the interpretation thereof (including, without limitation, all such fees and expenses, if any, incurred in contesting or disputing any termination of Executive's employment or in seeking to obtain or enforce any right or benefit provided by this

        Agreement).

        11. AT-WILL EMPLOYMENT. Nothing in the foregoing diminishes or alters Cricket's policy of at-will employment for all employees, where both Cricket and Executive may terminate the employment relationship at any time and for any reason, with or without cause or notice.

        12. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement of the Parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the Parties hereto in respect of the subject matter contained herein, including, without limitation, any prior severance agreements, is hereby terminated and cancelled.

        IN WITNESS WHEREOF, the Parties have signed their names as of the day and year first above written.


CRICKET COMMUNICATIONS, INC.

By:
   ---------------------------------

Leonard C. Stephens

Sr. Vice President, Human Resources

LEAP WIRELESS INTERNATIONAL, INC.

By:
   ---------------------------------

Leonard C. Stephens

Sr. Vice President, Human Resources

EXECUTIVE

------------------------------------

[__________]

                                 GENERAL RELEASE

        1. GENERAL RELEASE OF CLAIMS. In consideration of the benefits under
Section 3 of the Retention Bonus Agreement (the "Agreement"), effective as of February 14, 2003, by and between Leap Wireless International, Inc. ("Leap"), Cricket Communications, Inc. ("Cricket") (collectively, the "Companies") and [__________] ("Employee"), Employee does hereby for himself or herself and his or her spouse, beneficiaries, heirs, successors and assigns, release, acquit and forever discharge the Companies and their respective stockholders, officers, directors, managers, employees, representatives, related entities, successors and assigns, and all persons acting by, through or in concert with them (the "Releasees") of and from any and all claims, actions, charges, complaints, causes of action, rights, demands, debts, damages, or accountings of whatever nature, except for criminal activity, known or unknown, which Employee may have against the Releasees based on any actions or events which occurred prior to the date of this General Release, including, but not limited to, those related to, or arising from, Employee's employment with the Companies, or the termination thereof, any claims under Title VII of the Civil Rights Act of 1964, the Federal Age Discrimination and Employment Act and the California Fair Employment and Housing Act, but excluding claims under the Agreement (collectively, "Claims"). This General Release shall not, however, constitute a waiver of any of Employee's rights under the Agreement or under any outstanding stock option granted to Employee, or under the terms of any employee benefit plan of the Companies in which Employee is a participant.

        2. RELEASE OF UNKNOWN CLAIMS. In addition, Employee expressly waives all rights under Section 1542 of the Civil Code of the State of California, which reads as follows:

        A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIM FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

        3. OLDER WORKER'S BENEFIT PROTECTION ACT. Employee agrees and expressly acknowledges that this General Release includes a waiver and release of all claims which Employee has or may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. Section 621, et seq. ("ADEA"). The following terms and conditions apply to and are part of the waiver and release of the ADEA claims under this General Release:

                a. That the Agreement and this General Release are written in a manner calculated to be understood by Employee.

                b. The waiver and release of claims under the ADEA contained in this General Release do not cover rights or claims that may arise after the date on which Employee signs this General Release.

                c. The Agreement provides for consideration in addition to anything of value to which Employee is already entitled.

                d. Employee is advised to consult an attorney before signing this General Release.

                e. Employee is afforded twenty-one (21) days (or, in the event that the termination of Employee's employment is in connection with an exit incentive or other employment termination program, forty-five (45)
        days) after Employee is provided with this General Release to decide whether or not to sign this General Release. If Employee executes this General Release prior to the expiration of such period, Employee does so voluntarily and after having had the opportunity to consult with an attorney.

                f. In the event that the termination of Employee's employment is in connection with an exit incentive or other employment termination program, Employee is provided with written information, calculated to be understood by the average individual eligible to participate, as to:

                        (i) any class, unit, or group of individuals covered by
                such program, any eligibility factors for such program, and any time limits applicable to such programs; and

                        (ii) the job titles and ages of all individuals eligible
                or selected for the program, and the ages of all individuals in the same job classification or organizational unit who are not eligible or not selected for the program.

                g. Employee will have the right to revoke this General Release within seven (7) days of signing this General Release. In the event this General Release is revoked, this General Release will be null and void in its entirety, and Employee will not receive the benefits described in
        Section 3 of the Agreement.

                h. If Employee wishes to revoke the General Release, Employee shall deliver written notice stating his intent to revoke this General Release to Cricket's President on or before the seventh (7th) day after the date hereof.

        4. NO ASSIGNMENT OF CLAIMS. Employee represents and warrants to the Releasees that there has been no assignment or other transfer of any interest in any Claim which Employee may have against the Releasees, or any of them, and Employee agrees to indemnify and hold the Releasees harmless from any liability, claims, demands, damages, costs, expenses and attorneys' fees incurred as a result of any person asserting any such assignment or transfer of any rights or Claims under any such assignment or transfer from such party.

        5. NO SUITS OR ACTIONS. Employee agrees that if he or she hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Claims released hereunder, or in any manner asserts against the Releasees any of the Claims released hereunder, then he or she will pay to the Releasees against whom such suit or Claim is asserted, in addition to any other damages caused thereby, all attorneys' fees incurred by such Releasees in defending or otherwise responding to said suit or Claim.

        6. NO ADMISSION. Employee further understands and agrees that neither the payment of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees.


                                        EMPLOYEE

                                        ----------------------------------------

                                        [____________]


                                        Date:
                                             -----------------------------------